Exhibit 4.28

EXECUTION VERSION

DATED               22 February                2021
EIRINI SHIPPING LTD
- and -
SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED
____________________________________
LOAN AGREEMENT
in respect of a loan of
up to USD5,000,000
____________________________________

Index

Clause		Page

1	Purpose, definitions and construction	3

2	The Commitment and cancellation	16

3	Interest and Interest Periods	17

4	Repayment and prepayment	19

5	Fees and expenses	21

6	Payments and taxes; accounts and calculations	22

7	Representations and warranties	25

8	Undertakings	30

9	Conditions	41

10	Events of Default	42

11	Indemnities	46

12	Unlawfulness and increased costs	47

13	Application of moneys, set off, pro-rata payments and miscellaneous	48

14	Assignment, transfer and lending office	52

15	Notices and other matters	54

16	Governing law	55

17	Jurisdiction	55

Schedule 1 Form of Drawdown Notice		58

Schedule 2 Conditions precedent and subsequent		59

Execution Page		66

THIS AGREEMENT dated 22 February 2021 is made BY and BETWEEN:
(1)	EIRINI SHIPPING LTD as Borrower; and
(2)	SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED as Lender.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1	PURPOSE, DEFINITIONS AND CONSTRUCTION
1.1	Purpose
This Agreement sets out the terms and conditions upon which the Lender agrees to make available to the Borrower a loan facility of up to five million Dollars (USD5,000,000) in a single advance for the purposes of enabling the Borrower to refinance the Vessel.
1.2	Definitions
In this Agreement, unless the context otherwise requires:
“Annual Financial Statements” means the financial statements for a financial year of each of the Borrower and the Corporate Guarantor delivered pursuant to clause 8.1.6(a);
“Approved Broker” means Clarksons Valuation Limited, Maersk Broker KS, Simpsons Spence and Young Ltd, Howe Robinson Partners, Arrow Shipbroking Group, Fearnleys AS or an affiliate of any of the entities referred to the aforementioned or such ship broker as the Lender may agree with the Borrower is an Approved Broker for the purposes of this Agreement;
“Available Facility” means, at any relevant time, such part of the Commitment which is available for borrowing under this Agreement at such time in accordance with clause 9;
“Balloon Instalment” has the meaning given to it in clause 4.1.1, as the same may reduce from time to time;
“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Athens, Hong Kong, Taipei and New York City (or any other relevant place of payment under clause 6);
“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Eirini Shipping Ltd, a corporation incorporated in the Republic of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;
“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Lender at any time and from time to time as having been incurred by the Lender in maintaining or funding the Loan or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:
(a)
any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1, or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

(b)	the Borrower failing or being incapable of drawing the Loan after the Drawdown Notice has been given;
“Casualty Amount” means five hundred thousand Dollars (USD500,000) (or the equivalent in any other currency);
“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;
“Charter Assignment” means a specific assignment of any Extended Employment Contract required to be executed hereunder by the Borrower in favour of the Lender (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Lender may reasonably require;
“Classification” means, in relation to the Vessel, the highest class available for a vessel of her type with the Classification Society;
“Classification Society” means any classification society which is a member of the International Association of Classification Societies which the Lender shall, at the request of the Borrower, have agreed in writing shall be treated as the classification society in relation to the Vessel for the purposes of the relevant Ship Security Documents;
“Co-Assured” means, any other person (other than the Borrower or the Manager) who is named as a co-assured or a member under the Insurance of the Vessel.
“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;
“Commitment” means five million Dollars (USD5,000,000) which the Lender is obliged to lend to the Borrower under this Agreement, as such amount may be reduced and/or cancelled under this Agreement;
“Compulsory Acquisition” means, in respect of the Vessel, requisition for title or other compulsory acquisition including, if the Vessel is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; and “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) one (1) calendar month or, (ii) in respect of pirates, hijackers, terrorists or similar persons, if relevant underwriters confirm in writing (in terms satisfactory to the Lender) prior to the end of such one (1) month period that such capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation will be fully covered by the Borrower’s relevant insurances, the shorter of twelve (12) months after the date upon which the relevant incident occurred and such period at the end of which the relevant cover expires;
“Constitutional Documents” means, in relation to a Security Party, its memorandum and articles of association, by-laws and/or any other documents that form part of its constitution, including those referred to as such in any certificate delivered pursuant to schedule 2;
“Corporate Guarantee” means the unconditional, irrevocable and on demand guarantee of the obligations of the Borrower under this Agreement required to be executed by the Corporate Guarantor in favour of the Lender in such form as the Lender may reasonably require;
“Corporate Guarantor” means EuroDry Ltd., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;
“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;
“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);
“Drawdown” means a drawdown of the Loan Facility;
“Drawdown Date” means any date being a Banking Day falling during the Drawdown Period on which the Loan is, or is to be, made available;
“Drawdown Notice” means a notice substantially in the form of schedule 1;
“Drawdown Period” means the period commencing on the Execution Date and ending on the earliest of (i) the date falling three (3) months from the Execution Date, (ii) such later date as the Lender may agree in its sole discretion and (iii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;
“Earnings” means all moneys whatsoever from time to time due or payable to the Borrower during the Facility Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Borrower in event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract (including any contract of affreightment) for the employment of the Vessel (including any proceeds under any loss of hire insurance, if applicable);
“EIAPP Certificate” means the Engine International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;
“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention having a similar effect, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person (excluding preferential payment rights granted by preferred shares);
“Environmental Approvals” means all authorisations, consents, licences, permits, exemptions or other approvals required under applicable Environmental Laws;
“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;
“Environmental Incident” means, regardless of cause, (i) any discharge or release of Environmentally Sensitive Material from the Vessel; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Vessel which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel , the Manager and/or the Borrower and/or the relevant Group Member and/or the Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Manager and/or the Borrower and/or other Group Member and/or the Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;
“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);
“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;
“Event of Default” means any of the events or circumstances listed in clause 10.1;
“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;
“Extended Employment Contract” means, in respect of the Vessel and at any relevant time, any bareboat charterparty (irrespective of the duration of such charterparty) or any time charterparty or other contract of employment of such ship (including the entry of the Vessel in any pool) which has a remaining tenor exceeding twelve (12) months (excluding any options to renew or extend such tenor) at such time;
“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;
“FATCA” means:
(i)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other official guidance;
(ii)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(iii)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
“FATCA Application Date” means:
(i)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(ii)
in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

“FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by FATCA;
“FATCA Exempt Party” means a party to a Security Document that is entitled to receive payments free from any FATCA Deduction;
“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Bank is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Final Repayment Date” means the date falling 60 Months after the Drawdown Date;
“Flag State” means the Republic of Liberia or any other country, or such other state or territory which is acceptable to the Lender, on whose flag the Vessel is or is to be registered in the ownership of the Borrower;
“General Assignment” means, in respect of the Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may reasonably require;
“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;
“Group” means, at any relevant time, the Corporate Guarantor and its Subsidiaries (including the Borrower);
“Group Member” means any member of the Group;
“IAPP Certificate” means the International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;
“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;
“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower, or in the joint names of the Borrower and the Mortgagee or otherwise) in respect of the Vessel or otherwise howsoever in connection with the Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);
“Insurance Assignment” means a specific assignment of any Insurances required to be executed hereunder by a Co-Assured in favour of the Lender (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Lender may reasonably require;
“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than three (3) months, the date falling at the end of each successive period of three (3) months from the start of such Interest Period;
“Interest Period” means each period determined in accordance with clause 3.2 and, in relation to any unpaid sum, each period determined in accordance with clause 3.3;
“ISM Code” means in relation to its application to the Borrower, the Vessel and its operation:

(a)
‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 December 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 December 1995, as the same may be amended, supplemented or replaced from time to time;
“ISM Code Documentation” means, in relation to the Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to the Vessel within the periods specified by the ISM Code;
“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;
“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;
“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;
“Latest Accounts” means, in respect of any fiscal year of the Borrower and the Corporate Guarantor, the latest annual unaudited unconsolidated accounts of the Borrower and the latest annual audited consolidated accounts of the Corporate Guarantor required to be prepared pursuant to clause 8.1.6;
“Lender” means SinoPac Capital International (HK) Limited having its registered office at Suites 3306, 33/F., Tower 1, The Gateway, 25 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (fax no. +886-2-81612452);
“LIBOR” means, in relation to the Loan:
(a)	the applicable Screen Rate; or
(b)	(if no such Screen Rate is available) the arithmetic mean of the rates quoted to the Lender in the London Interbank Market, each as of the Specified Time on the Quotation Day for Dollars and for a period equal in length to the Interest Period of the Loan and, in each case, if that rate is less than zero, LIBOR shall be deemed to be zero;
“Loan” means the loan made or to be made under the Loan Facility or the principal amount outstanding for the time being of the loan;

“Loan Facility” means the loan facility provided by the Lender on the terms and subject to the conditions of this Agreement in an amount not exceeding the lesser of (i) five million Dollars (USD5,000,000) and (ii) 65% of the Market Value of the Vessel (to be determined immediately prior to the Drawdown Date);
“Management Agreement” means, in respect of the Vessel, the agreement between the Borrower and the Manager, in a form approved by the Lender;
“Manager” means Eurobulk Ltd., a corporation incorporated in the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia and having its place of business at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece, or any other commercial and/or technical manager appointed by the Borrower, with the prior written consent of the Lender (such consent not to be unreasonably withheld), as the manager of the Vessel;
“Manager's Undertaking” means, in respect of the Vessel, the undertaking and assignment of insurances required to be executed hereunder by the Manager in favour of the Lender in such form as the Lender may reasonably require;
“Margin” means 3.60% (three point six per cent) per annum;
“Market Value” means the market value of the Vessel as determined from time to time in accordance with clause 8.2.1;
“Material Adverse Effect” means, a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or
(b)	the ability of the Borrower or the Guarantor to perform its obligations under the relevant Security Documents; or
(c)
the validity or enforceability of, or the effectiveness or ranking of, any Encumbrance granted or purporting to be granted pursuant to any of the Security Documents, or the rights or remedies of the Lender under any of the Security Documents;

“Maturity Date” means the date falling 5 years after the Drawdown Date of the Loan;
“MII Policy” means a mortgagee’s interest insurance policy in respect of the Vessel to be effected by the Lender on or before the Drawdown Date to cover the Vessel as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring a sum of at least one hundred and twenty per cent (120%) of the Loan in respect of mortgagee’s interest insurance;
“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no the Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;
“Mortgage” means the first preferred Liberia ship mortgage of the Vessel required to be executed hereunder by the Borrower, to be in such form as the Lender may reasonably require;
“Operator” means any person who is from time to time during the Facility Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;
“Permitted Encumbrance” means any Encumbrance in favour of the Lender created pursuant to the Security Documents any Encumbrance created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; Encumbrances arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made and Permitted Liens;
“Permitted Liens” means any lien on the Vessel for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Casualty Amount any lien arising in the ordinary course of trading by statute or by operation of law in respect of obligations which are not overdue (and while such obligations are not overdue) or which are being contested in good faith by bona fide and appropriate proceedings (and for the payment of which adequate, freely-available reserves have been provided) unless such proceedings or the continued existence of such lien makes likely the sale, forfeiture or loss of, or of any interest in, the Vessel, and liens securing liabilities for Taxes against which adequate, freely-available reserves have been provided;
“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;
“Prepayment Fee” means the fee payable by the Borrower in accordance with clause 4.7.5;
“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);
“Quotation Day” means, in relation to any period for which an interest rate is to be determined under any provision of a Security Document, the day which is 2 Banking Days before the first day of that period unless market practice differs in the London Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Day will be the last of those days);
“Registry” means the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register the Vessel, the Borrower’s title thereto and the Mortgage under the laws and flag of the Flag State;
“Repayment Date” means the date on which any instalment of the Loan is repayable under the provisions of clause 4.1.1;
“Repayment Instalment” means each of the repayment instalments falling due under and in accordance with clause 4.1.1, as the same may be reduced in accordance with this Agreement;
“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to borrow the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;
“Requisition Compensation” means all moneys or other compensation from time to time payable during the Facility Period by reason of Compulsory Acquisition of the Vessel;
“Restricted Person” means a person that is:
(i)	listed on, or directly or indirectly owned or controlled (as such terms are defined by the relevant Sanctions Authority) by a person listed on, any Sanctions List;
(ii)
located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of, a country or territory that is the target of country or territory-wide Sanctions (“Sanctions Restricted Jurisdiction”); or

(iii)	otherwise a target of Sanctions;
“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(i)	the United States government;
(ii)	the United Nations;
(iii)	the European Union or any of its Member States;

(iv)	the United Kingdom;
(v)	any country to which any Security Party or any other member of the Group or any affiliate of any of them is bound; or
(vi)
the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together “Sanctions Authorities” and each, “Sanctions Authority”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets in the UK” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;
“Security Documents” means this Agreement, the Mortgage, the Corporate Guarantee, the General Assignment, any Charter Assignment, the Shares Security, the Manager’s Undertaking, any Subordination Deed, any Tripartite Deed, any Insurance Assignment and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);
“Security Party” means the Borrower, the Corporate Guarantor, the Shareholder, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Lender);
“Semi-Annual Financial Statements” means the financial statements for a financial half year of each of the Borrower and the Guarantor delivered pursuant to clause 8.1.6(b);
“Security Value” means, at any time, the amount in Dollars which, at that time, is the aggregate of (a) the Market Value of the Vessel which has not then become a Total Loss and (b) the value of any additional security then held by the Lender provided under clause 8.2;
“Shareholder” means Eurodry Ltd., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;
“Shares Security” means the charge of the shares of and in the Borrower to be executed by the Shareholder in favour of the Lender, to be in such form as the Lender may reasonably require;
“Ship Security Documents” means the Mortgage, the General Assignment, any Charter Assignment, any Tripartite Deed, any Insurance Assignment and the Manager’s Undertaking;
“Specified Time” means 11:00am London time;
“Subordination Deed” means any deed of subordination required by clause 8.3.7;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;
“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);
“Total Commitment” means, at any relevant time, the aggregate of the Commitments of the Lender at such time;
“Total Loss” means, in relation to the Vessel:
(i)	the actual, constructive, compromised or arranged total loss of the Vessel; or
(ii)	Compulsory Acquisition; or
(iii)
any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel not falling within the definition of Compulsory Acquisition, unless the Vessel be released and restored to the Borrower within sixty (60) days after such incident;

“Tripartite Deed” means, if the Vessel is subject to a bareboat charter, a deed containing (inter alia) an assignment of the relevant charterer’s interest in the insurances of the Vessel, required to be executed by the Borrower and the relevant charterer in favour of the Lender in such form as the Lender may reasonably require and the relevant charterer may agree;
“Underlying Documents” means, together, any Extended Employment Contract and the Management Agreement;
“Unlawfulness” means any event or circumstance which is the subject of a notification by the Lender to the Borrower under clause 12.1;
“USA” means the United States of America;
“US Tax Obligor” means:
(a)     the Borrower if it is resident for tax purposes in the USA; or
(b)      a Security Party some or all of whose payments under the Security Documents are from sources within the USA for US federal income tax purposes; and
“Vessel” means the 2004-built bulk carrier of 76,466dwt named “EIRINI P.” registered in the name of the Borrower under the Liberia flag.
1.3	Construction
In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;
1.3.2
references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.3.3
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4
references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Lender shall also include a Transferee Lender;
1.3.6	words importing the plural shall include the singular and vice versa;
1.3.7	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;
1.3.8
references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.9
references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.10
a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.11
if any document, term or other matter or thing is required to be approved, agreed or consented to by the Lender such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.12	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;
1.3.13	a Default or an Event of Default is “continuing” if it has not been remedied or waived;

1.3.14	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.
1.4	References to currencies
Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.
1.5	Contracts (Rights of Third Parties Act) 1999
Except for clause 18, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
2	THE COMMITMENT AND CANCELLATION
2.1	Agreement to lend
The Lender, relying upon each of the representations and warranties in clause 7, agrees to make available to the Borrower upon and subject to the terms of this Agreement, the Loan Facility in a single advance for the purposes of enabling the Borrower to refinance the Vessel.
2.2	Drawdown
2.2.1
Subject to the terms and conditions of this Agreement, the Loan shall be made available to the Borrower following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10:00 a.m. (Taipei Time) on the third Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period, on which the Borrower proposes the Loan is made available.

2.2.2	The Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.4, be irrevocable.
2.3	Limitation and application of the Loan
2.3.1	The amount of the proposed Loan in respect of the Loan Facility must not exceed the Total Commitments.
2.3.2	Only one (1) Drawdown may be requested for the Loan.
2.3.3
The principal amount specified in the Drawdown Notice for borrowing on the Drawdown Date shall, subject to the terms of this Agreement, not exceed the lesser of (i) five million Dollars (USD5,000,000) and (ii) 65% of the Market Value of the Vessel (to be determined immediately prior to the Drawdown Date), to be applied in or towards refinancing the Vessel and providing working capital to the Borrower.

2.3.4	The Loan shall be paid forthwith upon drawdown to such account as the Borrower shall stipulate in the Drawdown Notice.
2.4	Availability
2.4.1	The Borrower acknowledges that payment of the Loan referred to in clause 2.3.4 to the account or accounts specified in the Drawdown Notice shall satisfy the obligation of the Lender to lend the Loan to the Borrower under this Agreement.
2.5	Cancellation in changed circumstances
2.5.1
The Borrower may at any time during the Facility Period by notice to the Lender (effective only on actual receipt) cancel with effect from a date not less than ten (10) Banking Days after receipt by the Lender of such notice, all or part of the undrawn Total Commitment.

2.6	Use of proceeds
2.6.1	Without prejudice to the Borrower’s obligations under clause 8.1.4, the Lender shall not have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.
2.6.2
The Borrower shall not, and shall procure that each Security Party and each other Group Member and any Subsidiary of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in the Borrower or any other Security Party being in breach of any Sanctions or becoming a Restricted Person.

3	INTEREST AND INTEREST PERIODS
3.1	Normal interest rate
The Borrower must pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Margin in respect thereof and (b) LIBOR for such period.
3.2	Interest Periods
3.2.1
The period during which the Loan is outstanding under this Agreement shall, subject to clause 3.2.2 and clause 3.2.4, be divided into consecutive Interest Periods of 3 Month’s duration unless provided otherwise in this Agreement or such other duration as may be agreed by the Lender and the Borrower.

3.2.2	The first Interest Period shall start on the Drawdown Date and end on the date falling 3 Months after the Drawdown Date.
3.2.3	Each subsequent Interest Period shall start on the last day of the preceding Interest Period and end on the date falling 3 Months therefrom.
3.2.4	No Interest Period of the Loan shall extend beyond the Final Repayment Date.
3.3	Default interest
If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.3) on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.3. The period starting on such due date and ending on such date of payment shall be divided into successive periods selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such periods. Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.4.1, the Lender is unable to determine a rate in accordance with the foregoing provisions of this clause 3.3, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.
3.4	Market disruption; non-availability
3.4.1	If at any time prior to the commencement of any Interest Period:
(a)	the Lender for any reason is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during that Interest Period; or
(b)	the Lender considers that LIBOR would not accurately reflect the cost to it of funding the Loan (or any part of them) during that Interest Period, then the Lender must promptly give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice, regardless of any other provision of this Agreement, no Commitment shall be borrowed until notice to the contrary is given to the Borrower by the Lender.
3.4.2
Within ten (10) Banking Days of any Determination Notice being given by the Lender under clause 3.4.1, the Lender must certify an alternative basis in place of LIBOR (the “Alternative Basis”) for maintaining the Loan. The Alternative Basis may at the Lender’s sole discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include the relevant Margin above the cost of funds to the Lender.

Once the Alternative Basis has been received by the Borrower, the Borrower and the Lender shall negotiate in good faith for a period of thirty (30) Banking Days in order to arrive at a mutually acceptable substitute basis for the Lender to continue to make available the Loan and, if within such thirty (30) Banking Day period the Borrower and the Lender shall agree in writing upon such an alternative basis (the “Substitute Basis”) the Substitute Basis should be retroactive to and effective from the first day of the Interest Period.
The Substitute Basis so certified shall be binding upon the Borrower, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Lender notifies the Borrower that none of the circumstances specified in clause 3.4.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply and, subject to the other provisions of this Agreement, the Commitment may again be borrowed.
If the Borrower does not agree the Substitute Basis, then the Borrower shall have the right to repay the Loan without any premium or penalty on the next Interest Payment Date after receiving notice of the Substitute Basis, together with accrued interest thereon payable to the Lender at the rate certified by the Lender and notified to the Borrower as being a reasonable interest reflecting the cost to the Lender of funding the Loan during the period ending on the date of such prepayment, plus the Margin.
So long as any Substitute Basis is in force, the Lender shall from time to time (but at least monthly) review whether or not the circumstances are such that such Substitute Basis is no longer necessary and, if the Lender so determines it shall notify the Borrower that the Substitute Basis shall cease to be effective from such date as the Lender shall reasonably specify.
4	REPAYMENT AND PREPAYMENT
4.1	Repayment
4.1.1	Subject to any obligation to pay earlier under this Agreement, the Borrower must repay the Loan by:
(a)	twenty (20) equal quarterly instalments of USD210,000 each; and
(b)	an instalment (the “Balloon Instalment”) of USD800,000,
the first repayment instalment falling due 3 months after the Drawdown Date and subsequent instalments falling due at quarterly intervals thereafter, with the final instalment falling due on the Maturity Date and the Balloon Instalment being repayable together with the final such instalment.
4.1.2
If less than the full amount of the Loan Facility is drawn down, then each of the said repayment instalments and the Balloon Instalment shall be reduced pro rata by the amount of, in aggregate, such undrawn amount.

4.1.3	The Borrower shall on the Maturity Date also pay to the Lender all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.
4.2	Voluntary prepayment

Subject to clauses 4.3, 4.4, 4.5 and 4.6, the Borrower may, subject to having given 10 Banking Days’ prior written notice (or such shorter period as the Lender may agree) thereof to the Lender, prepay any specified amount (such part being in an amount of five hundred thousand Dollars (USD500,000) or any larger sum which is an integral multiple of such amount) of the Loan on any Interest Payment Date without premium or penalty.
4.3	Mandatory Prepayment on Total Loss
On the date falling ninety (90) days after that on which the Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation is, received by the Borrower (or the Lender pursuant to the Security Documents) the Borrower must prepay the Loan in full.
4.3.1	Interpretation
For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;
(b)
in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the Vessel is given to the then insurers of the Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)
in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and
(e)
in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives the Borrower of the use of the Vessel for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant incident occurred.

4.4	Mandatory prepayment on sale of the Vessel
On the date of completion of the sale of the Vessel, the Borrower must prepay the Loan in full, including the applicable Prepayment Fee, if any, in accordance with clause 4.7.5.

4.5	Illegality
4.5.1
If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its funding of the Loan or it becomes unlawful for any affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;
(b)	upon the Lender notifying the Borrower, the Available Facility will be immediately cancelled; and
the Borrower shall repay the Loan on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled in the amount of the Loan repaid.
4.6	Amounts payable on prepayment
4.6.1	Any prepayment of all or part of the Loan under this Agreement shall be made together with:
(a)	accrued interest on the amount to be prepaid to the date of such prepayment;
(b)	any additional amount payable under clauses 3.4, 6.6 or 12.2; and
(c)	all other sums payable by the Borrower to the Lender under this Agreement or any of the other Security Documents including, without limitation any Break Costs.
4.7	Notice of prepayment; reduction of Repayment Instalments
4.7.1	Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.
4.7.2	Any amount prepaid pursuant to clause 4.2 shall satisfy the obligations specified in clause 4.1.1 in inverse order of maturity.
4.7.3	The Borrower may not prepay the Loan or any part thereof except as expressly provided in this Agreement.
4.7.4	No amount repaid or prepaid may be re-borrowed.
4.7.5
Save and except for the occurrence of mandatory prepayment, the Borrower shall pay a fee in an amount equal to 1% of the amount prepaid or cancelled under this clause 4 within the first two (2) years from the Drawdown Date, which fee shall be paid on the date of the relevant prepayment or cancellation date.

5	FEES AND EXPENSES
5.1	Arrangement fee

The Borrower agrees to pay to the Lender a non-refundable arrangement fee of one per cent (1%) of the amount of the Loan Facility within seven (7) Banking Days from the Execution Date, but latest by two (2) Banking Days before the Drawdown Date.
5.2	Expenses
The Borrower agrees to reimburse the Lender on a full indemnity basis within ten (10) days of demand all reasonable expenses and/or disbursements whatsoever (including without limitation legal, printing and out of pocket expenses) certified by the Lender as having been incurred by them from time to time:
5.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents (including legal fees) (but excluding any such expense incurred in connection with the transfer, assignment or sub-participation of any of the rights and/or obligations of the Lender under the Security Documents);

5.2.2
in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Lender’s rights thereunder or any action proposed or taken following the occurrence of an Event of Default which is continuing or otherwise in respect of the moneys owing under any of the Security Documents; and

5.2.3
in connection with obtaining a written report from a maritime insurance consultant or broker acceptable to the Lender in relation to the Insurances of the Vessel (which the Lender may obtain not more than once a year,),

5.3	Value added tax
All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.
5.4	Stamp and other duties
The Borrower must pay all stamp, documentary, registration or other like duties or taxes, but excluding any FATCA Deduction (except for any such Taxes incurred in connection with any transfer, assignment or sub-participation of any of the rights and/or obligations of the Lender under any of the Security Documents) (including any duties or taxes payable by the Lender) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.
6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS
6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am (London time) on the due date in freely available funds to such account at the Lender and in such place as the Lender may from time to time specify for this purpose.
6.2	Payment by the Lender
All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in USD on the Drawdown Date to the account specified in the Drawdown Notice.
6.3	Non-Banking Days
When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless the Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.
6.4	Calculations
All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.
6.5	Currency of account
If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
6.6	Grossing-up for Taxes - by the Borrower
If at any time the Borrower must make any deduction or withholding in respect of Taxes (other than a FATCA Deduction) or otherwise from any payment due under any of the Security Documents for the account of the Lender or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.
6.7	Claw back of Tax benefit
If, following any such deduction or withholding as is referred to in clause 6.6 from any payment by the Borrower, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, and to the extent that it can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the Lender to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige the Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this clause 6.7, be entitled to enquire about the Lender’s tax affairs.
6.8	Loan account
The Lender shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Lender shall maintain a control account or accounts (as the Lender may deem necessary) showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrower under the Security Documents.
6.9	Partial payments
If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Lender from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Lender under any of the Security Documents, the Lender must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	first, in or towards payment, in such order as the Lender may decide, of any unpaid costs and expenses of the Lender under any of the Security Documents;
6.9.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;
6.9.3	thirdly, in or towards payment to the Lender of any accrued default interest owing pursuant to clause 3.3 but remains unpaid;
6.9.4	fourthly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;
6.9.5	fifthly, in or towards payment to the Lender of any due but unpaid Repayment Instalments; and
6.9.6
sixthly, in or towards payment to the Lender, on a pro rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid.

The order of application set out in clauses 6.9.1 to 6.9.6 may be varied by the Lender without any reference to, or consent or approval from, the Borrower.
7	REPRESENTATIONS AND WARRANTIES
7.1	Continuing representations and warranties
The Borrower represents and warrants to the Lender that:
7.1.1	Due incorporation
each of the corporate Security Parties is duly incorporated, validly existing and in good standing under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own its respective property and other assets, to which it has unencumbered legal and beneficial title except as disclosed to the Lender, and the shares of the Borrower are in registered form;
7.1.2	Corporate power
each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder (if applicable) and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;
7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;
7.1.4	No conflict with other obligations
the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Constitutional Documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;
7.1.5	No default
no Event of Default has occurred;
7.1.6	No litigation or judgments
no Proceedings are current, pending or threatened against any of the Security Parties or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents to which they are a party;
7.1.7	No filings required
except for the registration of the Mortgage in the relevant register under the laws of the Flag State through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;
7.1.8	Required Authorisations and legal compliance
all Required Authorisations have been obtained or effected or waived by the person requiring the same and, to the extent no such waiver exists, are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering) to which such Security Party is subject;
7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgage), the choice of the law of the Flag State to govern the Mortgage and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;
7.1.10	No immunity
no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;
7.1.11	Financial statements correct and complete
the latest audited consolidated accounts of the Corporate Guarantor and its Subsidiaries (including the Borrower) in respect of the relevant financial year as delivered to the Lender present or will present fairly and accurately the consolidated financial position of the Borrower and the Corporate Guarantor as at the date thereof and the results of the operations of the Corporate Guarantor and its Subsidiaries (including the Borrower) and, as at such date, neither the Borrower nor the Corporate Guarantor have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;
7.1.12	Pari passu
the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;
7.1.13	Information
all information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading in any (in the reasonable opinion of the Lender) material respect;
7.1.14	No withholding Taxes
no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;
7.1.15	No Default under Underlying Documents

except as disclosed in writing by the Borrower to the Lender, no Security Party is in material default of any of its obligations under any relevant Underlying Document;
7.1.16	Use of proceeds
the Borrower shall apply the Loan only for the purposes specified in clause 2.1;
7.1.17	Copies true and complete
the Certified Copies of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;
7.1.18	Ownership of Borrower
all the shares in the Borrower are legally owned by the Shareholder and ultimately owned and controlled by the Corporate Guarantor and are not held on trust for any third party;
7.1.19	No Indebtedness
the Borrower has not incurred any Borrowed Moneys save as envisaged by this Agreement or as otherwise disclosed to the Lender or incurred in the ordinary course of its business of owning, operating and chartering the Vessel;
7.1.20	Tax returns
the Borrower and the Corporate Guarantor have filed all tax and other fiscal returns (if any) which may be required to be filed by any tax authority to which they are subject;
7.1.21	Freedom from Encumbrances
neither the Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor any Extended Employment Contract in respect of the Vessel nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;
7.1.22	Environmental Matters
except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:
(a)	the Borrower, the Manager and the other Group Members have complied with the provisions of all Environmental Laws;

(b)	the Borrower, the Manager and the other Group Members have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;
(c)	no Environmental Claim has been made or threatened or pending against any of the Borrower, the Manager, or any other Group Member; and
(d)	there has been no Environmental Incident;
7.1.23	ISM and ISPS Code
the Borrower has complied with and continue to comply with and have procured that the Manager of the Vessel has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to their business and in particular they or the Manager have obtained and maintains a valid DOC, IAPP Certificate, EIAPP Certificate (if applicable) and SMC for the Vessel and that they and the Manager have implemented and continue to implement an ISM SMS;
7.1.24	Accounting reference date
the Borrower’s and the Corporate Guarantor’s accounting reference date is 31 December.
7.1.25	Office
the Borrower does not have an office in England;
7.1.26	Restricted Persons, unlawful activity
(a)
none of the shares in the Borrower, in (to the best of its knowledge) the Corporate Guarantor, or in any other Security Party or the Vessel are or will be at any time during the Facility Period legally or beneficially owned or controlled by a Restricted Person;

(b)
no Restricted Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of the Borrower, (to the best of its knowledge) the Corporate Guarantor, or any other Security Party or the Vessel;

7.1.27	Sanctions
(to the best of its knowledge only in respect of an agent) no Security Party nor any director, officer, agent, employee of any Security Party or any person acting on behalf of any Security Party, is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person;
7.1.28	FATCA
none of the Security Parties is a FATCA FFI or a US Tax Obligor; and
7.1.29	Republic of the Marshall Islands Economic Substance Regulation 2018

The Corporate Guarantor is in compliance with the Republic of the Marshall Islands Economic Substance Regulation 2018 in accordance with its terms and the time frame once the same becomes applicable.
7.2	Repetition of representations and warranties
On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day and in clause 7.1.11 as if made with reference to the Latest Accounts at any relevant time.
8	UNDERTAKINGS
8.1	General
The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will:
8.1.1	Notice of Event of Default and Proceedings
promptly inform the Lender of (a) any Event of Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents to which it is a party and (b) as soon as the same is commenced or threatened, details of any Proceedings involving any Security Party which could have a Material Adverse Effect on that Security Party and/or the operation of the Vessel (including, but not limited to any Total Loss of the Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing and no such Proceedings have been commenced or threatened;
8.1.2	Authorisation
to the extent a waiver has not been obtained, obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;
8.1.3	Corporate Existence
ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;
8.1.4	Use of proceeds
use the Loan exclusively for the purposes specified in clauses 1.1 and 2.1;
8.1.5	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;
8.1.6	Financial statements
(a)	supply to the Lender as soon as become available, but in any event within 180 days after the end of each of its financial years:
(i)	the unaudited Annual Financial Statements of the Borrower for that financial year; and
(ii)	the audited consolidated Annual Financial Statements of the Corporate Guarantor for that financial year.
(b)
supply to the Lender as soon as become available, but in any event within 90 days after the end of each financial half year (i) in the case of the Borrower, the Semi-Annual Financial Statements; and (ii) in the case of the Corporate Guarantor, the unaudited consolidated Semi-Annual Financial Statements, for that financial half year.

(c)
procure that each set of Annual Financial Statements and Semi-Annual Financial Statements includes a balance sheet, a profit and loss account and a cashflow statement and that, in addition each set of Annual Financial Statements of the Corporate Guarantor shall be audited.

(d)	procure that each set of financial statements delivered pursuant to this clause 8.1.6 shall:
(i)
give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly present (in other cases), the financial condition and operations of the relevant Security Party as at the date as at which those financial statements were drawn up; and

(ii)
in the case of Annual Financial Statements of the Corporate Guarantor, not be the subject of any adverse auditor’s qualification having a Material Adverse Effect in its ability to perform its obligations under the relevant Security Documents.

(e)	supply to the Lender the bank account statement of the Borrower each month evidencing that the charterhire of each charter of the Vessel is remitted to the account designated by the Lender.
8.1.7	Reimbursement of MII Policy premiums
reimburse the Lender on the Lender’s written demand the amount of the premium payable by the Lender for the inception or, as the case may be, extension and/or continuance of the MII Policy (including any insurance tax thereon);

8.1.8	Provision of further information
provide the Lender, and procure that the Corporate Guarantor (including its Subsidiaries), shall provide the Lender, with such financial or other information (including, but not limited to, financial standing, Indebtedness, balance sheet, off-balance sheet commitments, repayment schedules, operating expenses, charter arrangements concerning the Borrower, the Corporate Guarantor (including its Subsidiaries), the Group and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Vessel as the Lender may from time to time reasonably require save for any information which is confidential in relation to arms-length third parties or is not disclosable by law, convention or regulatory requirements;
8.1.9	Obligations under Security Documents, etc.
duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and any Extended Employment Contact and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and any Extended Employment Contract to which it is a party;
8.1.10	Compliance with ISM Code
and will procure that any Operator will, comply with and ensure that the Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Facility Period;
8.1.11	Withdrawal of DOC and SMC
immediately inform the Lender if there is any actual withdrawal of its or any Operator’s DOC, IAPP Certificate, EIAPP Certificate or the SMC of the Vessel;
8.1.12	Issuance of DOC and SMC
and will procure that any Operator will promptly inform the Lender of the receipt by the Borrower or any Operator of notification that its application for a DOC or any application for an SMC or IAPP Certificate or EIAPP Certificate for the Vessel has been refused;
8.1.13	ISPS Code Compliance
and will procure that the Manager or any Operator will:
(a)	maintain at all times a valid and current ISSC in respect of the Vessel;
(b)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or material modification of the ISSC in respect of the Vessel; and
(c)	procure that the Vessel will comply at all times with the ISPS Code;
8.1.14	Compliance with Laws and payment of taxes

(a)	comply with all relevant Environmental Laws, laws, statutes and regulations applicable to it and pay all taxes for which it is liable as they fall due; and
(b)	comply in all respects with, and will procure that each Security Party and each other Group Member will comply in all respects with, all Sanctions;
8.1.15	Inspection
ensure that the Lender, by independent marine surveyors or other persons appointed by it for such purpose (who shall be appointed by the Lender at the Lender’s expense), may board the Vessel, once per calendar year or whenever the Lender deems necessary after the occurrence of an Event of Default which is continuing, provided in each case that the Lender shall use reasonable endeavours to ensure that such inspections or surveys shall not interfere with the operation of the Vessel, for the purpose of inspecting or surveying her and will afford all proper facilities for such inspections or survey and for this purpose will give the Lender reasonable advance notice of any intended drydocking of the Vessel (whether for the purpose of classification, survey or otherwise) and will provide the Lender with or ensure that the Lender receives on request all reports of such inspections;
8.1.16	The Vessel
ensure that throughout the Facility Period the Vessel will at all times after her delivery (except as the Lender may otherwise permit) be:
(i)	in the absolute sole, legal and beneficial ownership of the Borrower and not held on trust for any third party;
(ii)	registered through the offices of the Registry as a ship under the laws and flag of the Flag State;
(iii)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;
(iv)	classed with the Classification free of all overdue requirements and recommendations of the Classification Society affecting the Classification;
(v)	insured in accordance with the Ship Security Documents; and
(vi)	managed by the Manager in accordance with the terms of the Management Agreement, which shall be acceptable to the Lender.
8.1.17	Charters
deliver to the Lender, a Certified Copy of each Extended Employment Contract upon its execution or from time to time upon the Lender’s request, forthwith on the Lender’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the acknowledgement shall not constitute an Event of Default) and (c) (if the Vessel is subject to a bareboat charter) procure execution by the Borrower and the charterer of a Tripartite Deed, together with all notices required to be determined thereunder and will provide evidence acceptable to the Lender that such notice has been given to the relevant charterer and the Borrower shall pay all legal and other costs incurred by the Lender in connection with any such Charter Assignment and Tripartite Deed, forthwith following the Lender’s demand;
8.1.18	Chartering
not without the prior written consent of the Lender and, if such consent is given, only subject to such conditions as the Lender may reasonably impose (and in the case of (b) only, such consent not to be unreasonably withheld or delayed), to let the Vessel:
(a)	on demise charter for any period; or
(b)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained might exceed twelve (12) months' duration; or
(c)	on terms whereby more than two (2) months' hire (or the equivalent) is payable in advance;
8.1.19	Sanctions
(a)
(to the best of its knowledge only in respect of an agent) not be, and shall procure that any Security Party and other Group Member, or any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person;

(b)
and shall procure that each Security Party and each other Group Member shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Lender;

(c)	procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with the Lender in its name or in the name of any other member of the Group;
(d)	take, and shall procure that each Security Party and each other Group Member has taken, reasonable measures to ensure compliance with Sanctions;
(e)
and shall procure that each Security Party and each other Group Member shall, to the extent permitted by law promptly upon becoming aware of them, supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and

(f)
not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting clause 8.1.19(b)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by the Borrower, any other Security Party or any other Group Member in accordance with this Agreement;

8.1.20	Ownership
ensure that all the shares in the Borrower are legally owned by the Shareholder and ultimately owned and controlled by the Corporate Guarantor and are not held on trust for any third party;
8.1.21	Shipping activities
procure that the Corporate Guarantor shall at all times remain the ultimate holding company of shipowning companies engaged in shipping activities reasonably acceptable to the Lender;
8.1.22	FATCA Information
(a)	subject to paragraph (c) below each party to any Security Document shall, within 10 Banking Days of a reasonable request by the other party to that Security Documents:
(i)	confirm to that other party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)
supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA;

(iii)
supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation, or exchange of information regime;

(b)
if a party to any Security Document confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify the other party reasonably promptly;

(c)
paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to any Security Document to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any policy of the Lender;
(iii)	any fiduciary duty; or
(iv)	any duty of confidentiality;
(d)
paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to any Security Document to do anything, which would or might in its reasonable opinion cause it to disclose any confidential information

(including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such Lender for purposes of this paragraph (d);
(e)
if a party to any Security Document fails to confirm whether or not it is a FATCA Exempt Party, or to supply forms, documentation or other information requested in accordance with paragraph (a) (i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Security Documents (and payments under them) as if it is not a FATCA Exempt Party until (in each case) such time as that party provides the requested confirmation, forms, documentation or other information;

8.1.23	FATCA Deduction
(a)
A party to any Security Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to any Security Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
A party to any Security Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrower and the Lender; and

8.1.24	Republic of the Marshall Islands Economic Substance Regulation 2018
procure that the Corporate Guarantor will be in compliance with the Republic of the Marshall Islands Economic Substance Regulation 2018 in accordance with its terms and time frame once the same becomes applicable.
8.2	Security value maintenance
8.2.1	Valuation of the Vessel
The Market Value of the Vessel shall be determined in each June and December in each calendar year within the Facility Period by a valuation report:
(a)	in Dollars;
(b)	by an Approved Broker appointed by the Lender;
(c)	without physical inspection of the Vessel (unless the Lender may so require); and
(d)
on the basis of a sale for prompt delivery at arm’s length on normal commercial terms as between a willing seller and a willing buyer, without taking into account any existing charter or other contract of employment, which valuation shall be binding as regards the Borrower (absent manifest error).
8.2.2	Information
The Borrower shall promptly provide the Lender and any shipbroker or expert carrying out the valuation with any information which the Lender or the shipbroker or expert may reasonably request for the proposes of the valuation and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on assumptions which the Lender and any shipbroker or expert appointed by it, considers prudent.
8.2.3	Costs
Within the Facility Period, the Borrower shall provide the Lender with valuation report of the Vessel and shall bear the costs in connection with the Lender obtaining valuations of the Vessel not more than twice per year. In the event of valuation for additional securities provided for the purpose of clause 8.2.5, same should be under Borrower’s account and shall not be included in the aforementioned frequency.
8.2.4	Minimum required security cover
Clause 8.2.5 applies if the Lender notifies the Borrower that the aggregate Security Value is below 120% of the Loan at any time during the Facility Period.
8.2.5	Provision of additional security; prepayment
If the Lender serves a notice on the Borrower under clause 8.2.4, the Borrower shall, or shall procure the Corporate Guarantor to, within thirty (30) days after the date on which the Lender’s notice is served, either:
(a)
provide, or ensure that a third party provides, cash deposit in the amount equal to the shortfall, or additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; and/or

(b)	prepay such part (at least) of the Loan under clause 4.2 as will eliminate the shortfall.
For the purpose of the Security Documents, the value at any time of any other asset over which additional security is provide under this Clause 8.2 will be value as most recently determined in accordance with this Clause 8.2.
In addition, for the purposes of this clause 8.2.5 the market value (i) of any additional security over a ship (other than the Vessel) shall be determined (at the Borrower’s expense) in USD by an Approved Broker appointed by, and reporting to, the Lender, such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessel and (ii) of any other additional security provided or to be provided to the Lender shall be determined by the Lender in its reasonable discretion, Provided that additional security in the form of cash in Dollars will be valued on a Dollar for Dollar basis.
8.2.6	Documents and evidence
In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in schedule 2 as may in the Lender’s reasonable opinion be appropriate and such favourable legal opinions as the Lender shall reasonably require.
8.2.7	Release of Security
If the Security Value shall at any time exceeds 120% of the Loan, and the Borrower shall previously have provided further security to the Lender pursuant to clause 8.2.5 for more than three (3) months, the Lender shall, as soon as reasonably practicable after notice from the Borrower to do so and subject to being indemnified to its reasonable satisfaction against the cost of doing so, release any such further security specified by the Borrower provided that the Lender is satisfied that, immediately following such release, the Security Value will equal or exceed 120% of the Loan.
8.3	Negative undertakings relating to the Borrower
The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will procure that, except with the prior written consent of the Lender (and such consent in respect of any change of name of the Vessel not to be unreasonably withheld), it will not:
8.3.1	Negative pledge
permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person;
8.3.2	No merger or transfer
merge or consolidate with any other person or permit any change to the legal or beneficial ownership of its shares from that existing at the Execution Date (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this clause 8.3);
8.3.3	Disposals
sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;
8.3.4	Other business or manager

undertake any type of business other than the ownership and operation of the Vessel or (without the prior consent of the Lender) employ anyone other than the Manager as commercial and technical manager of the Vessel;
8.3.5	Acquisitions
acquire, any assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Vessel;
8.3.6	Other obligations
incur, any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Vessel;
8.3.7	No borrowing
incur any Borrowed Money except for Borrowed Money (i) pursuant to the Security Documents or (ii) incurred in the ordinary course of its business of owning, operating and chartering the Vessel or (iii) owed by any Group Member provided that such Borrowed Money is fully subordinated to the Borrowed Money incurred under the Security Documents by a Subordination Deed in form and substance reasonably acceptable to the Lender;
8.3.8	Repayment of borrowings
repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to or permitted under the Security Documents;
8.3.9	Guarantees
issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course of trading up to USD350,000 or such higher amount as agreed with the Lender or by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of the Vessel;
8.3.10	Loans
make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;
8.3.11	Sureties
permit any Indebtedness of the Borrower to any person (other than to the Lender pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of trading up to USD350,000 or such higher amount as agreed with the Lender or by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel); or
8.3.12	Flag, Class etc.
permit:
(a)	any change in the name or flag of the Vessel;
(b)	any change of Classification or Classification Society in respect of the Vessel;
(c)	any change of Manager in respect of the Vessel; or
(d)
any change in the ownership (including ultimate beneficial ownership) or control of the Borrower from that existing as at the date hereof and shall procure that there is no change in the ownership (including ultimate beneficial ownership) or control of the Manager (if other than the Corporate Guarantor) from that existing as at the date hereof (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this clause);

8.3.13	Underlying Documents
terminate or materially amend or vary an Extended Employment Contract or a Management Agreement (and for the avoidance of doubt, material amendments include, but are not limited to, reductions of rate of hire, increase of management fees not already provided for in the Management Agreement and termination rights); or
8.3.14	Lay-up
de-activate or lay up the Vessel; or
8.3.15	Place of business
own or operate and will procure that no Security Party shall own or operate a place of business situate in England; or
8.3.16	Share capital and distribution
declare or pay any dividends if an Event of Default has occurred and is continuing or would occur as a result of such declaration or payment or distribute any of its present or future assets, undertakings, rights or revenue;
8.3.17	Sharing of Earnings
permit there to be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) of the Vessel may be shared or pooled howsoever with any other person except for customary profit sharing arrangements under a charterparty;
8.3.18	Lawful use

permit the Vessel to be employed:
(i)
in any way or in any activity with a Restricted Person or in any Sanctions Restricted Jurisdiction or which is (i) unlawful under international law or the domestic laws of any relevant country or (ii) contrary to any Sanctions;

(ii)	to the best of its knowledge, in carrying illicit or prohibited goods;
(iii)	in a way which may make the Vessel liable to be condemned by a prize court or destroyed, seized or confiscated;
(iv)	in any part of the world where there are hostilities (whether war has been declared or not), unless such employment has been notified to, and approved by, the relevant insurers of the Vessel; or
(v)	to the best of its knowledge, in carrying contraband goods,
and the Borrower shall procure that the persons responsible for the operation of the Vessel shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Vessel and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time;
8.3.19	FATCA
become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party shall do so.
9	CONDITIONS
9.1	Initial conditions precedent
The Borrower may not deliver the Drawdown Notice unless the Lender, or its duly authorised representative, has received in form and substance satisfactory to it all of the documents and other evidence listed in part 1 of schedule 2, in form and substance satisfactory to the Lender.
9.2	Conditions precedent on Drawdown
Subject to clause 9.1, the Lender will only be obliged to comply with clause 2.2 in relation to the Drawdown of the Loan, if the Lender, or its duly authorised representative, has received in form and substance satisfactory to it all of the documents and evidence listed in part 2 of schedule 2.
9.3	Further conditions precedent
The Lender will only be obliged to comply with clause 2.2 if on the date of the Drawdown Notice and on the proposed Drawdown Date:
(c)	no Default is continuing or would result from the proposed Drawdown;
(d)	all of the representations set out in clause 7 are true; and

the representations are true so far as they relate to the Vessel.
9.4	Conditions subsequent
The Borrower undertakes to deliver or to cause to be delivered to the Lender the documents and evidence listed in part 3 of schedule 2 as soon as practicable after the Drawdown Date, but no later than the date as stipulated set out therein.
9.5	Waiver of conditions precedent
The conditions in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.
10	EVENTS OF DEFAULT
10.1	Events
Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):
10.1.1
Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents to which it is a party at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Lender within two (2) Banking Days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of demand); or

10.1.2
Breach of Insurance and certain other obligations: the Borrower or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for the Vessel or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 8; or

10.1.3
Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents to which it is a party (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen (15) Banking Days of the occurrence thereof; or

10.1.4
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents to which it is a party or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or
10.1.5
Cross-default: any Indebtedness of the Borrower or any Indebtedness of the Corporate Guarantor exceeding USD1,000,000 is not paid when due (subject to applicable grace periods) or any Indebtedness of the Borrower or any Indebtedness of the Corporate Guarantor exceeding USD1,000,000 becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower or the Corporate Guarantor of a voluntary right of prepayment), or any creditor of the Borrower or the Corporate Guarantor becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to the Borrower or the Corporate Guarantor relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned, and such Indebtedness of the Borrower or the Corporate Guarantor (as the case may be) is not paid within fourteen (14) Banking Days from the due date for payment; or

10.1.6
Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within twenty (20) days; or

10.1.7
Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8
Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party unless the Borrower can demonstrate to the satisfaction of the Lender, by providing an opinion of leading counsel that such corporate action, Proceedings or other steps are frivolous, vexatious or an abuse of the process of the court or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.9
Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or an administration order is made in relation to any Security Party; or

10.1.10
Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any material part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any substantial part of the assets of any Security Party; or

10.1.11
Compositions: any corporate action, legal proceedings or other procedures or steps are taken or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or a substantial part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors (excluding always negotiations with holders of preferred shares); or
10.1.12
Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.11 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.13	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior consent of the Lender; or
10.1.14
Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity and the same are not returned to the relevant Security Party within 45 days of such seizure, nationalisation, expropriation or compulsory acquisition; or

10.1.15
Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.16
Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.17	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or
10.1.18
Encumbrances enforceable: any Encumbrance (other than Permitted Encumbrances) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.19
Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Vessel within a period of fifteen (15) Banking Days thereafter; or

10.1.20	Registration: the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Lender; or
10.1.21
Unrest: the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Borrower shall have transferred the Vessel onto a new flag acceptable to the Lender within thirty (30) days of the Lender’s written request to the Borrower to effect such transfer; or
10.1.22
Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Lender be expected to have a Material Adverse Effect (i) on the financial condition of any Security Party or the Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.23
P&I: the Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.24
Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Lender, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents to which it is a party or (ii) the security created by any of the Security Documents or (iii) the value or nature of the financial condition of any Security Party (other than the Manager); or

10.1.25	Required Authorisations: to the extent it has not been waived, any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect; or
10.1.26
Money Laundering: any Security Party is in breach of or fails to observe any law, official requirement, other regulatory measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (2015/849/EC) of the Council of the European Communities; or

10.1.27
Management Agreement: a Management Agreement is terminated, revoked, suspended, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except with the prior consent of the Lender; or

10.1.28
Change of Ownership: there is any change in the immediate and/or ultimate legal and/or beneficial ownership or control of any of the shares of the Borrower or the Shareholder from that existing on the Execution Date (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this clause); or

10.1.29	Sanctions: A Security Party fails to comply with clauses 7.1.26, 7.1.27 or 8.1.19 of this Agreement.
10.2	Acceleration
The Lender may at any time after the occurrence of an Event of Default, and only while the same is continuing, by notice to the Borrower declare that:

10.2.1	the obligation of the Lender to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or
10.2.2
the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis
If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender shall by written notice to the Borrower (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.
11	INDEMNITIES
11.1	General indemnity
The Borrower agrees to indemnify the Lender on demand, without prejudice to any of the Lender's other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, Break Costs) which the Lender shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan being made under clauses 4.3, 4.4, 8.2.5 or 12.1 or any other repayment or prepayment of the Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or the Loan not being made for any reason (excluding any default by the Lender) after the Drawdown Notice has been given.
11.2	Environmental indemnity
The Borrower shall indemnify the Lender on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Lender which would not have been, or been capable of being, made or asserted against the Lender had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.
11.3	Capital adequacy and reserve requirements indemnity
The Borrower shall promptly indemnify the Lender on demand against any cost incurred or loss suffered by the Lender as a result of its complying with (i) the minimum reserve requirements from time to time (ii) any capital adequacy directive and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Commitment and/or the Loan or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.
12	UNLAWFULNESS AND INCREASED COSTS
12.1	Unlawfulness
If it is or becomes contrary to any law, directive or regulation for the Lender to contribute to the Loan or to maintain its Commitment or fund the Loan, the Lender shall promptly give notice to the Borrower whereupon (a) the Loan and Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law, directive or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.
Provided that if circumstances arise which would result in a notification under this clause 12.1 then, prior to giving such notice, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Security Documents to another office of the Lender not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
12.2	Increased costs
If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:
12.2.1
subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or
12.2.4
reduce the Lender's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under any of the Security Documents; and/or

12.2.5	require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under any of the Security Documents; and/or
12.2.6
require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):
(a)	the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and
(b)
the Borrower shall on demand made at any time whether or not the Loan has been repaid, pay to the Lender the amount which the Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.
12.3	Exception
Nothing in clause 12. shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.
13	APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS
13.1	Application of moneys
All moneys received by the Lender under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Lender’s discretion, shall be applied in the following manner:
13.1.1	first, in or towards payment, in such order as the Lender may decide, of any unpaid costs and expenses of the Lender and the Lender under any of the Security Documents;

13.1.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;
13.1.3	thirdly, in or towards payment to the Lender of any accrued default interest owing pursuant to clause 3.3 but remains unpaid;
13.1.4	fourthly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;
13.1.5	fifthly, in or towards payment to the Lender of any due but unpaid Repayment Instalments;
13.1.6	sixthly, in or towards payment to the Lender in application in repayment of the Loan in accordance with clause 4.7.2;
13.1.7
seventhly, in or towards payment for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid; and

13.1.8	eighthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.
The order of application set out in clauses 13.1.1 to 13.1.8 may be varied by the Lender without any reference to, or consent or approval from, the Borrower.
13.2	Set-off
13.2.1
The Borrower irrevocably authorises the Lender (without prejudice to any of the Lender’s rights at law, in equity or otherwise), following the occurrence of an Event of Default which is continuing and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Lender in or towards satisfaction of any sum due and payable from the Borrower to the Lender under any of the Security Documents. For this purpose, the Lender is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2
The Lender shall not be obliged to exercise any right given to it by this clause 13.2. The Lender shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.
13.3	Further assurance
The Borrower undertakes with the Lender that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of the Lender thereunder, are enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary for perfecting the security contemplated or constituted by the Security Documents.
13.4	Conflicts
In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.
13.5	No implied waivers, remedies cumulative
No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.
13.6	Severability
If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.
13.7	Force Majeure
Regardless of any other provision of this Agreement, the Lender shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Lender or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism or (v) any other circumstances whatsoever outside the Lender’s control.
13.8	Amendments
This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by all of them.
13.9	Replacement of Screen Rate
13.9.1	Any amendment or waiver which relates to:
(a)	providing for the use of a Replacement Benchmark; and
(b)	any or all of the following:

(i)	aligning any provision of any Security Document to the use of that Replacement Benchmark;
(ii)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;
(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(v)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Security Parties.

13.9.2	In this clause 13.9:
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“Replacement Benchmark” means a benchmark rate which is:
(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or
(ii)	any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Security Parties, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or
in the opinion of the Lender and the Security Parties, an appropriate successor to a Screen Rate.
13.10	Counterparts
This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.
13.11	English language
All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied, at the Lender’s request, by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.
14	ASSIGNMENT, TRANSFER AND LENDING OFFICE
14.1	Benefit and burden
This Agreement shall be binding upon, and ensure for the benefit of, the Lender and the Borrower and their respective successors in title.
14.2	No assignment by Borrower
The Borrower may not assign or transfer any of its rights or obligations under this Agreement.
14.3	Transfer by Lender
The Lender may at any time (i) change its office through which the Loan is made available or (ii) cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be transferred or assigned without the consent of the Borrower or the Corporate Guarantor to a wholly-owned banking subsidiary or associated company of the Lender or with the consent (which should not be unreasonably withheld) of the Borrower to any third party (in either case a “Transferee Lender”) provided always that any such Transferee Lender, by delivery of such undertaking as the Lender may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Lender’s obligations under this Agreement the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim. The Lender shall give a notice to the Borrower at least 14 Banking Days if such transfer or assignment is to any third party.
14.4	Documenting transfers
If the Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 14.3, the Borrower undertakes, immediately on being requested to do so by the

Lender and at the cost of the Transferee Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferee Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of the Lender’s interest in the Security Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests. For the avoidance of doubt there will be no expense for the Borrower in connection with an assignment or transfer, as provided in clauses 14.3 and 14.5.
14.5	Sub-Participation
The Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents at its own expense without the consent of, or notice to, the Borrower. Any such sub-participation shall have no effect on the Lender’s rights under the Security Documents and shall not affect the Borrower at all.
14.6	Disclosure of information
The Lender may disclose to:
(a)	its officers, employees, auditors and professional advisers;
(b)
persons to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

(c)	any person who may conduct any merger and acquisition (or any transaction of such kind) with the Lender;
(d)	any person to bring lawsuits against, or to collect and recover whole or a part of the money payable by, the Borrower or the Corporate Guarantor under and pursuant to any of the Security Documents;
(e)	any person conducting credit appraisal or verification, or any other person permitted by the laws;
(f)
any person who (i) becomes a lender in accordance with this Agreement, (ii) is a prospective assignee, transferee of the Lender; or (iii) is a potential sub-participant of the Lender, and their respective professional advisers (a “Prospective Assignee”) who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower and/or the other Security Parties as the Lender shall consider appropriate, but only if the Prospective assignee has first undertaken to the Borrower to keep secret and confidential and, not without the prior written consent of the Borrower, disclose to any third party, any of the information, reports or documents to be supplied by the Lender.

14.7	No additional costs
If at the time of, or immediately after, any assignment or transfer by the Lender of all or any part of its rights or benefits or obligations under this

Agreement, or any change in the office through which it lends for the purposes of this Agreement, the Borrower would be obliged to pay to the Lender or, as the case may be, the Transferee Lender under clause 3.4, 6.6 or clause 12.2 any sum in excess of the sum (if any) which it would have been obliged to pay to the Lender or the Transferor Lender, as the case may be, under the relevant clause in the absence of such assignment, transfer or change, the Borrower shall not be obliged to pay that excess.
15	NOTICES AND OTHER MATTERS
15.1	Notices
15.1.1
unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

15.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.
15.2	Addresses for communications, effective date of notices
15.2.1
Subject to clause 15.2.2 and clause 15.2.5 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address:	c/o Eurodry Ltd. 4, Messogiou & Evropis Street, 151 24, Maroussi, Greece
Fax:	+30 211 180 40 97
Attn:	Tassos Aslidis/Simos Pariaros
Email:	aha@eurodry.gr/snp@eurodry.gr

15.2.2
notwithstanding the provisions of clause 15.2.1 or clause 15.2.5, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrower to the address or fax number referred to in clause 15.2.1;

15.2.3
subject to clause 15.2.5, notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number appearing below (or at any such other address or fax number as the Lender may hereafter specify for such purpose to the Borrower in writing);

Address:	c/o SinoPac Leasing Corp. 5/F., NO. 203 Bade Road, Sec. 2, Taipei 10491, Taiwan, R.O.C.
Fax:	+886-2-81612452
Attn:	Carol Lin
Email:	carol.cl.lin@sinopac.com

15.2.4
subject to clause 15.2.5, notices to the Lender shall be deemed to be given and shall take effect when received in full legible form by the Lender at its address and/or fax number specified in the definition of “Lender” (or at any other address or fax number as the Lender may hereafter specify for such purpose); and

15.2.5
if under clause 15.2.1 or clause 15.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

15.3	Electronic Communication
15.3.1
Any communication to be made by and/or between the Lender and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(b)	notify each other of any change to their electronic mail address or any other such information supplied by them.
15.3.2	Any electronic communication made by and/or between the Lender and the Security Parties or any of them will be effective only when actually received in readable form.
16	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.
17	JURISDICTION
17.1	Exclusive Jurisdiction
For the benefit of the Lender, and subject to clause 17.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:
17.1.1
to settle any disputes or other matters whatsoever arising under or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

17.1.2	to grant interim remedies or other provisional or protective relief.
17.2	Submission and service of process
The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:
17.2.1	irrevocably empowers and appoints Messrs Hill Dickinson Services (London) Ltd at present of The Broadgate Tower, 20 Primrose Street, London EC2A

2EW, England, as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;
17.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;
17.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;
17.2.4
without prejudice to the effectiveness of service of process on its agent under clause 17.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 16.2; and

17.2.5
agrees that if the appointment of any person mentioned in clause 17.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

17.3	Forum non conveniens and enforcement abroad
The Borrower:
17.3.1
waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 17.1; and

17.3.2
agrees that a judgment or order of an English court in a dispute or other matter falling within clause 17.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

17.4	Right of Lender, but not Borrower, to bring proceedings in any other jurisdiction
17.4.1
Nothing in this clause 17 limits the right of the Lender to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

17.4.2
the obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

17.5	Enforceability despite invalidity of Agreement
Without prejudice to the generality of clause 13.6, the jurisdiction agreement contained in this clause 17 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.
17.6	Effect in relation to claims by and against non-parties
17.6.1
For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by the Lender pursuant thereto or which would, if brought by the Borrower against the Lender, have been required to be brought in the English courts;

17.6.2
the Borrower shall not bring or pursue any Foreign Proceedings against the Lender and the Borrower shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Lender;

17.6.3
If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party (including but not limited to any shareholder of the Borrower) brings or pursues against the Lender any Foreign Proceedings, the Borrower shall indemnify the Lender on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Lender certifies as having been incurred by it;

the Lender and the Borrower hereby agree and declare that the benefit of this clause 17 shall extend to and may be enforced by any officer, employee, agent or business associate of the Lender against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Lender pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 17.1. In those circumstances this clause 17 shall be read and construed as if references to the Lender were references to such officer, employee, agent or business associate, as the case may be.

Schedule 1
Form of Drawdown Notice

To:	SinoPac Capital International (HK) Limited Suites 3306, 33/F., Tower 1, The Gateway, 25 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong

[●] 2021

Dear Sirs

Re:
Loan agreement dated                        2021 in respect of a loan of up to USD5,000,000 (the “Loan Agreement”) made between (1) Eirini Shipping Ltd as Borrower and (2) SinoPac Capital International (HK) Limited as Lender

We refer to the Loan Agreement. Words and expressions whose meanings are defined therein shall have the same meanings when used herein.
We hereby give you notice that we wish to draw the sum of USD[              ] on [date] 2021. The funds should be credited to the account of [              ] and numbered [              ] with [              ] of [              ].
We confirm that:
(a)	no Default has occurred and is continuing;
(b)	the representations and warranties contained in clause 7 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;
(c)
the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise howsoever) to be exceeded;

(d)
there has been no material adverse change in our financial position or in the consolidated financial position of the Borrower or the Corporate Guarantor from that described by us to the Lender in the negotiation of the Loan Agreement and/or in any documents or statements already delivered to the Lender in connection therewith;

(e)	there are no Required Authorisations; and
(f)	there has occurred nothing which would have a Material Adverse Effect.

By
Authorised Signatory
EIRINI SHIPPING LTD

Schedule 2
Conditions precedent and subsequent
Part 1
Conditions precedent to the Drawdown Notice
1.	Security Parties’ documents
1.1	A copy of the Constitutional Documents of each Security Party.
1.2	A copy of a resolution of the board of directors of each Security Party (or any committee of such board empowered to approve and authorise the following matters):
(i)	approving the terms of, and the transactions contemplated by, the Security Documents to which it is a party and resolving that it execute, deliver and perform such Security Documents;
(ii)	authorising a specified person or persons to execute the Security Documents on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Drawdown Notices) to be signed and/or despatched by it under or in connection with the Security Documents.

1.3	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph 1.2 above and conferring authority on that committee.
1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.
1.5
A copy of a resolution signed by all the holders of the issued shares in each Security Party (other than the Corporate Guarantor) approving the terms of, and the transactions contemplated by, the relevant Security Documents to which such Security Party is a party.

1.6
A certificate of each Security Party (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on such Security Party to be exceeded.

1.7	The original of any power of attorney under which any person is to execute any of the Security Documents on behalf of any Security Party.
1.8
A certificate of an authorised signatory of the relevant Security Party certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any resolutions or power of attorney relating to it have not been revoked or amended.

2.	Legal opinions

2.1	A legal opinion addressed to the Lender as to English law, substantially in the form approved by the Lender prior to signing this Agreement.
2.2
A legal opinion of the legal advisers to the Lender in each jurisdiction (other than England) in which a Security Party is incorporated and/or which is or is to be the Flag State of the Vessel, each substantially in the form approved by the Lender prior to signing this Agreement.

3.	Other documents and evidence
3.1	Evidence that any process agent referred to in clause 18.2 or any equivalent provision of any other Security Document entered into on or before the Drawdown Date has accepted its appointment.
3.2
A copy of any other authorisation or other document, opinion or assurance which the Lender reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Security Document or for the validity and enforceability of any Security Document.

3.3	A copy, certified by a director of the Borrower to be a true and complete copy, of the Original Financial Statements.
3.4	Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 5 (Fees and Expenses) have been paid or will be paid by the Drawdown Date.
4.	“Know your customer” information
Such documentation and information as the Lender may reasonably request to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to it.
5.	Security Documents
5.1	The Corporate Guarantee duly executed by the Corporate Guarantor in favour of the Lender.
5.2	The Share Security duly executed by the Shareholder together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.
5.3	A Subordination Deed in respect of the Borrower duly executed by the Borrower and the Shareholder in favour of the Lender.
6.	Value of security Valuations obtained (not more than 3 months before the Drawdown Date) in accordance with clause 8.2.
7.	Capital injection
Evidence of receipt by the Borrower of capital injection of minimum HKD1,000,000 or USD130,000 or other equivalent currencies which may be freely used for Borrower’s corporate/business purposes.

8.	Related documents
A Certified Copy of the Extended Employment Contract.

Part 2
Conditions precedent to Drawdown of the Loan
1.	Corporate documents
1.1
A certificate of an authorised signatory of the Borrower certifying that eachcopy document relating to it specified in part 1 of this schedule remains correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in part 1 of this schedule in relation to it have not been revoked or amended.

1.2
A certificate of an authorised signatory of each other Security Party which is party to any of the Security Documents required to be executed at or before Drawdown Date certifying that each copy document relating to it specified in part 1 of this schedule remains correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in part I of this schedule in relation to it have not been revoked or amended.

1.3	A certificate of the Borrower (signed by a director) confirming that each condition specified in clause 9.3 is satisfied on the Drawdown Date.
2.	Security
2.1	The Mortgage duly executed by the Borrower.
2.2	The General Assignment duly executed by the Borrower.
2.3	The Charter Assignment duly executed by the Borrower.
2.4	Any Tripartite Deed (if applicable).
2.5	Any Insurance Assignment (if applicable).
2.6	The Manager's Undertaking pursuant to the Security Documents duly executed by the Manager.
2.7	Duly executed notices of assignment and (if available) acknowledgments of those notices as required by any of the above Security Documents.
3.	Registration of Vessel and Mortgage
3.1	Evidence that the Vessel is:
(a)	legally and beneficially owned by the Borrower and registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	operationally seaworthy and in every way fit for service;
(c)	classed with the relevant Classification free of all requirements and outstanding recommendations of the relevant Classification Society affecting class;

(d)	insured in the manner required by the Security Documents; and
(e)	free of any charter commitment which would require approval under the Security Documents.
3.2	Evidence that the Mortgage has been duly registered with the relevant Registry in the relevant Flag State.
3.3	Evidence that there are no Encumbrance of any kind created or permitted byany person on or in relation to the Vessel, other than the Mortgage.
4.	Insurance
4.1	In relation to the Ship's Insurances:
(a)	If required, an opinion from insurance consultant appointed by the Lender;
(b)	evidence that such Insurances have been placed; and
(c)
evidence (including but not limited in the form of an email) from approved brokers, insurers and/or associations that they will issue letters of undertaking in favour of the Lender in an approved form in relation to the Insurances (including but not limited to insurances relating to fire and usual marine risks (including hull and machinery and excess risks), war risks (including acts of terrorism and piracy) and protection and indemnity risks) and will note the interest of the Lender as loss payee.

5.	ISM and ISPS Code
5.1	A copy of each of:
(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Vessel for the purposes of that code;
(b)	the safety management certificate in respect of the Vessel issued in accordance with the ISM Code;
(c)	the international ship security certificate in respect of the Vessel issued under the ISPS Code; and
(d)	if so requested by the Lender, any other certificates issued under any applicable code required to be observed by the Vessel or in relation to its operation under any applicable law.
6.	Management agreement
A copy of the management agreement between the Borrower and the Manager relating to the appointment of that Manager.
7.	Fees and expenses
Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 5.1 have been paid or will be paid by the Drawdown Date.

8.	Taxes
If applicable, evidence that any withholding Tax has been paid or will be paid or that the relevant applications have been or will be lodged with the relevant tax authorities.

Part 3
Conditions subsequent
Conditions Subsequent to Drawdown
1.	Acknowledgements of notices of assignment
Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Lender.
2.	Legal Opinions
Such of the legal opinions specified in part 1 of this schedule 2 as have not already been provided to the Lender.
3.	Insurance
Within one (1) month from the Drawdown Date of the Loan, copies of all policies and contracts of insurance (including hull and machinery insurances and all entries of the Vessel in a protection and indemnity or war risks association), and the original of the mortgagee’s interest insurance policies and contracts of insurance, of the Vessel.
4.	Fees and expenses
Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 5.2 have been paid or will be paid with 14 days following receipt of the appropriate invoices / vouchers.

Execution Page
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.
THE BORROWER

SIGNED by	)
attorney-in-fact for and on behalf of	)
EIRINI SHIPPING LTD	)
pursuant to a Power of Attorney	)	/s/ Stefania Karmiri
dated 10 February 2021)		Attorney-in-fact

THE LENDER

EXECUTED
by: Lin, Chia-Heng, Director	)
for and on behalf of	)
SINOPAC CAPITAL INTERNATIONAL	)
(HK) LIMITED	)	/s/ Lin, Chia-Heng
	)	Authorised Signatory

in the presence of:

/s/ Carol Lin
Name: Carol Lin
Address: